Exhibit 10.4

AMENDMENT AND CONVERSION AGREEMENT

This AMENDMENT AND CONVERSION AGREEMENT (this “Agreement”), dated as of October 5, 2012, is entered into by and among Fibrocell Science, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and Context Partners Fund, L.P. (“Context”), Focus Managed Accounts Fund Ltd. (Focus—Context Segregated Account) (“Focus”), Deerfield Special Situations Fund, L.P. (“Deerfield”), Deerfield Special Situations Fund International, Ltd. (“Deerfield International”) and Akanthos Arbitrage Master Fund, L.P. (“Akanthos”, and together with Context, Focus, Deerfield and Deerfield International, the “Holders”, and each individually a “Holder”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Exchange Agreement dated as of June 1, 2012 among the Company and the Holders, the Company issued to the Holders (i) those certain 12.5% Convertible Notes of the Company (the “Exchange Notes”) in the aggregate original principal amount of $3,517,424.13, and (ii) those certain warrants (the “Exchange Warrants”) to purchase in the aggregate 14,069,696 shares of the Company’s common stock, par value $.001 per share (“Common Stock”), in each case as set forth on Schedule 1 attached hereto, which Exchange Notes and Exchange Warrants were issued in exchange for 12.5% Promissory Notes originally issued to the Holders on or about September 3, 2009;

WHEREAS, the Holders are also holders of those certain warrants (“Prior Warrants”, and together with the Exchange Warrants, as amended and restated hereby, the “Warrants”) set forth on Schedule 2 attached hereto entitling them to purchase up to 6,789,163 shares of the Company’s Common Stock;

WHEREAS, the Company is contemplating entering into a private placement capital raising transaction pursuant to which one or more accredited investors will purchase in the aggregate at least 350 million shares of Common Stock at an effective per share sale price of at least $0.10, with no other securities being issued to such investors (the “Qualified Financing”, it being understood that if the material economic terms of any such transaction vary substantially from the description herein, such transaction shall not constitute a Qualified Financing; it being further understood that simultaneously with the closing of the Qualified Financing the Company will be entering into a strategic Exclusive Channel Collaboration Agreement with Intrexon Corporation pursuant to which it will be issuing Intrexon Corporation shares of Common Stock, and only Common Stock, at a price no less than $0.10 per share, pursuant to terms substantially as disclosed to the Holders); and

WHEREAS, in connection with the Qualified Financing, the Company and Holders wish to amend the Exchange Notes, Exchange Warrants and Prior Warrants, and agree to conversion of the Exchange Notes, on the terms and conditions set forth herein, effective as of the date of consummation of the Qualified Financing (“Effective Date”);

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment and Conversion of Exchange Notes.

a. Balance. Effective as of the Effective Date and prior to any conversion or redemption of the Exchange Notes, the aggregate outstanding balance due under the Exchange Notes shall equal $3,857,776.22, consisting of the original principal thereof plus interest thereon through the scheduled Maturity Date (as defined therein), with the balance due each Holder as set forth on Schedule 1 attached hereto.

b. Payment. Within one (1) business day following the Effective Date, the Company shall redeem for cash the Exchange Notes held by Deerfield and Deerfield International by paying each such Holder, by wire transfer of immediately available funds, the balance due beside such Holder’s name as set forth on Schedule 1 attached hereto (“Cash Payment”). Upon redemption of the Exchange Notes in accordance herewith, (i) each redeemed Exchange Note shall be deemed paid and satisfied in full, cancelled and null and void, and (ii) each Holder thereof shall return its original redeemed Exchange Notes to the Company for cancellation.

c. Conversion Price. Effective as of the Effective Date and prior to any conversion of the Exchange Notes, the Conversion Price (as defined therein) shall be reduced, and only reduced, to equal $0.10 (as appropriately and equitably adjusted for any stock splits, stock dividends and similar events).

d. Conversion. Each of Context, Focus and Akanthos agree that, upon consummation of the Qualified Financing, it shall convert its Exchange Notes, effective as of the Effective Date, in full as set forth in Schedule 1 attached hereto. Each such Holder is executing and delivering contemporaneously herewith a Notice of Conversion (as defined in the Exchange Notes) in order to so convert its Exchange Notes in accordance herewith, which Notices of Conversion are attached hereto as Exhibit A. Within one (1) business day following the Effective Date, the Company shall issue and deliver to such Holders the applicable number of Conversion Shares due under such Notices of Conversion, which Conversion Shares shall be duly authorized, validly issued, non-assessable, freely tradable and free and clear of all liens, claims, restrictions and legends and delivered via DWAC (as defined below). Upon such delivery of all such Conversion Shares in accordance herewith and the Exchange Notes, (i) each Exchange Note that has been converted shall be deemed paid and satisfied in full, cancelled and null and void, and (ii) each Holder thereof shall return its original Exchange Notes to the Company for cancellation.

2. Amendment of Exchange Warrants.

a. Amendments. Effective as of the Effective Date, the Exchange Warrants shall be amended as follows:

i.	Exercise Price. The Exercise Price (as defined in the Exchange Warrants) shall be reduced, and only reduced, to $0.10 and shall only be adjusted thereafter as set forth in the amended and restated Exchange Warrants;

ii.	Warrant Shares. In lieu of the increase in the number of Warrant Shares (as defined in the Exchange Warrants) that would have otherwise occurred as a result of the Qualified Financing, the number of Warrant Shares for which each Exchange Warrant is exercisable shall instead be increased by 100%, as set forth on Schedule 1 attached hereto;

iii.	Term. The Termination Date (as defined in the Exchange Warrants) shall be extended until June 1, 2018; and

iv.	Subsequent Issuance Adjustment. Section 3(b) (Subsequent Equity Sales) shall be deleted from the Exchange Warrants and Section 3(c) (Subsequent Rights Offerings) shall be amended as set forth therein.

v.	Cashless Exercise. The cashless exercise right shall not be available until after November 30, 2012.

b. New Exchange Warrants. Within three (3) business days following the Effective Date, the Company shall issue, execute and deliver to each Holder a new amended and restated Exchange Warrant, in the form of Exhibit B attached hereto, reflecting the foregoing and certain other amendments to the Exchange Warrants in substitution for the original Exchange Warrants. Promptly following each Holder’s receipt of such amended and restated Exchange Warrant, such Holder shall surrender and return the original Exchange Warrant held by it to the Company. The amended and restated Exchange Warrants shall be deemed issued in substitution for the original Exchange Warrants as of the Effective Date, notwithstanding that physical delivery of such amended and restated Exchange Warrants may not have yet been completed.

3. Amendment of Prior Warrants; Consent to Amend Preferred Stock.

a.	The Company and Holders agree that the Prior Warrants shall be amended pursuant a separate Warrant Modification Agreement to be entered into with each Holder substantially in the form of Exhibit C attached hereto, provided that no such Warrant Modification Agreement shall be effective unless and until the Effective Date occurs.

b.	To the extent any Holder owns shares of the Company’s Series D Convertible Preferred Stock, the Holder agrees to execute the Consent of Series D 6% Cumulative Perpetual Convertible Preferred Stockholders to amend the terms of the Preferred Stock in the form attached as Exhibit D hereto.

4. Effectiveness.

a. Qualified Financing. This Agreement shall not become effective unless and until the Qualified Financing is consummated on economic terms not more favorable to the investors therein than as described in the preamble hereto. This Agreement (including without limitation the Notices of Conversion attached hereto) shall terminate and be of no force or effect if the Qualified Financing is not consummated on or prior to October 22, 2012.

b. Conditions Precedent. This Agreement shall further be subject to the following conditions:

i.	Prior to the Effective Date, neither the Company nor any subsidiary thereof shall sell, grant or issue, or amend or reprice, or enter into any agreement to amend or reprice, any Common Stock or Common Stock Equivalents (as defined in the Exchange Notes) at or to an effective price per share (including without limitation any conversion, exercise or exchange price) which is less than $0.10 (as appropriately and equitably adjusted for any stock splits, stock dividends and similar events);

ii.	On or prior to the Effective Date, all outstanding shares of preferred stock of the Company shall have been converted into Common Stock at an effective conversion price per share equal to or greater than $0.10 (as appropriately and equitably adjusted for any stock splits, stock dividends and similar events);

iii.	On or prior to the Effective Date, neither the Company nor any of its subsidiaries shall have incurred any indebtedness for borrowed money;

iv.	On or prior to the Effective Date, at least 95% of all outstanding warrants and options to directly or indirectly acquire shares of Common Stock, which warrants or options contain ratchet anti-dilution provisions for adjustments due to issuances of equity-linked securities by the Company (based on underlying shares and excluding the amended and restated Exchange Warrants), shall have been amended to delete such provisions; and

v.	The Company shall have complied in all material respects with all of the terms and conditions contained herein, and the Company’s representations and warranties contained herein shall be true and correct in all material respects.

c. Guarantee. Contemporaneously with the execution and delivery hereof, the Company shall cause its subsidiary and guarantor of the Company’s obligations under the Exchange Notes and Exchange Warrants, Fibrocell Technologies, Inc., to consent to the amendments contemplated hereby by executing a copy of this Agreement.

5. Representations and Warranties. The Company hereby makes the following representations and warranties to the Holders as of the date hereof and as of the Effective Date:

a. Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Exchange Warrants (collectively, “Transaction Documents”) and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents by the Company and the consummation by them of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. The Transaction Documents have been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

b. No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate any provision of the Company’s organizational documents, (ii) conflict with, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of such party pursuant to, or give to others any rights of termination, amendment, adjustment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument to which the Company is a party or by which any property or asset of the Company is bound or affected, except to the extent such conflict, breach, default, lien or right would not reasonably be expected to result in a material adverse effect on the Company, or (iii) result in a violation of any constitution, statute, law, rule, regulation, order, judgment, injunction, decree, ruling, charge or other restriction of any court or governmental authority to which the Company is subject or by which any material property or asset of the Company is bound or affected, except to the extent such violation would not reasonably be expected to result in a material adverse effect on the Company.

c. Filings, Consents and Approvals. The Company is not required to obtain any approval, consent, waiver, authorization or order of, give any notice to, or make any filing, qualification or registration with, any court or other federal, state, local, foreign or other governmental authority or other person or entity in connection with the execution, delivery and performance by the Company of the Transaction Documents, which has not been obtained. No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance of the Conversion Shares (as defined in the Exchange Notes) upon conversion of the Exchange Notes, the amendments to the Exchange Notes, Exchange Warrants and Prior Warrants contemplated hereby, or the issuance of any Warrant Shares upon the exercise of Exchange Warrants.

d. Issuance and Reservation of Securities. (i) All of the Conversion Shares and all of the shares of Common Stock into which the Warrants are exercisable (“Underlying Shares”) are duly authorized, and (ii) such Conversion Shares and Underlying Shares, when issued in accordance with the terms of Exchange Notes and/or Warrants will be duly and validly issued, fully paid and nonassessable, free and clear of all liens and legends, eligible to be resold pursuant to Rule 144(b)(1) promulgated under the Securities Act (with respect to the Warrants, only in the event of a cashless exercise), and, in connection with any conversion, exercise (with respect to the Warrants, only in the event of a cashless exercise) or resale are eligible to be delivered through DTC’s Deposit and Withdrawal at Custodian system (“DWAC”). The Company has reserved, and shall at all times hereafter reserve, from its duly authorized capital stock for issuance upon conversion pursuant to the Exchange Notes and exercise of the Warrants, at least 100% of such amount of shares of Common Stock as is equal to the amount of Conversion Shares and Underlying Shares into which each Holder’s and its affiliates’ Exchange Note(s) and Warrants are convertible and exercisable (without regard to any limitations on ownership or conversion set forth therein). Immediately prior to the date hereof and without giving effect to the transactions contemplated by this Agreement, the authorized Common Stock of the Company consists of 1,100,000,000 shares of Common Stock, of which less than 100,000,000 shares are issued and outstanding.

e. No Additional Consideration. Except as otherwise set forth herein, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance, exchange or otherwise of any provision of the Exchange Notes or to amend and/or restate any of the Warrants. Neither the Company nor any of its subsidiaries has paid any commission or other remuneration, directly or indirectly, for soliciting the conversion of the Exchange Notes or the modifications of the Exchange Warrants and Prior Warrants.

f. Private Placement. No registration under the Securities Act is required for the issuance of the Conversion Shares or any Underlying Shares in accordance with the terms hereof and of the Exchange Notes or Warrants.

g. Holding Period for Exchange Notes and Exchange Warrants. Pursuant to Rule 144 promulgated under the Securities Act, the holding period of the Exchange Notes, Conversion Shares, Exchange Warrants and the Underlying Shares underlying the Exchange Warrants, as amended and restated (to the extent obtained through cashless exercise), shall tack back to September 3, 2009 (the original issue date of the original promissory notes for which the Exchange Notes were substituted), and the Company has not received any consideration from the Holders since such date in connection with any amendment to such original promissory notes or the Exchange Notes or Exchange Warrants. The Company agrees not to take a position contrary to this paragraph. The Company agrees to take all actions, including without limitation causing its legal counsel to issue and deliver to the Holders and the Company’s transfer agent any legal opinions necessary to cause the issuance of the Conversion Shares and the Underlying Shares (to the extent obtained through cashless exercise) without restriction and not containing any restrictive legend without the need for any action by any Holder; provided that such counsel shall be permitted to rely upon the representations of each Holder set forth in this Agreement and each Holder agrees to promptly notify the Company if any such representations cease to be true and correct; and provided further, that there shall be no right to any cashless exercise until after November 30, 2012. The Company acknowledges and agrees that nothing further is required for a Holder to obtain unlegended, immediately saleable Conversion Shares via DWAC pursuant to Rule 144(b)(1)(i) promulgated under the Securities Act upon the Effective Date, and the Company shall so deliver such Conversion Shares on or within one (1) trading day following the Effective Date. Without limiting any of the terms, conditions or covenants contained in this Agreement or other documents, if at any time it is determined that any Underlying Shares are not freely tradable without restriction or limitation pursuant to Rule 144 following a cashless exercise of Warrants, then the Company shall promptly register the resale of all Underlying Shares under the Securities Act by filing a registration statement with the SEC as soon as practicable (but in no event later than 30 days) and causing such registration statement to be declared effective as soon as practicable (but in no event later than 90 days, which shall be increased to 120 days if the registration statement is reviewed by the SEC).

h. Public Company; Not Affiliate. So long as any Warrants are outstanding, the Company shall (i) timely file (or timely obtain extensions in respect thereof and file within the applicable grace period) all reports and definitive proxy or information statements required to be filed by the Company under the Securities Exchange Act of 1934, as amended (“Exchange Act”), (ii) shall not terminate its status as an issuer required to file reports under the Exchange Act (even if the Exchange Act or the rules and regulations promulgated thereunder would otherwise permit such termination), and (iii) cause its Common Stock (including all Conversion Shares and Underlying Shares) to remain listed or quoted for trading on the OTC Bulletin Board, the Nasdaq Stock Market, the New York Stock Exchange or the NYSE MKT; provided, however, that nothing herein shall prevent the Board of Directors of the Company from considering and approving, and the Company from consummating, any transaction with a bona fide third party that the Board of Directors has determined in good faith to be in the best interests of the Company consistent with the directors’ fiduciary duties under Delaware law.

i. Equal Treatment. The Company has not, directly or indirectly, made any agreement or arrangement with any Holder relating to the terms or conditions of the transactions contemplated hereby except as set forth in the Transaction Documents.

j. Survival. All of the Company’s representations and warranties contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto.

6. Representations and Warranties. Each Holder, severally and not jointly and as to itself only, makes to the Company the following representations and warranties as of the date hereof and as of the Effective Date:

a. Such Holder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

b. Such Holder represents and warrants that (i) such Holder is not, as of the date of this representation, and has not been for the last one hundred twenty (120) days, the beneficial owner of more than ten percent (10%) of any class of equity security of the Company, or, otherwise been an “affiliate” as that term is used in Rule 144 promulgated under the Securities Act, (ii) no consideration has been offered or paid by such Holder to amend or consent to a waiver, modification, forbearance, exchange or otherwise of any provision of the Exchange Notes or Warrants, (iii) such Holder has not paid any commission or other remuneration, directly or indirectly, for soliciting the transactions contemplated hereby, and (iv) such Holder has not, directly or indirectly, controlled, been controlled by or been under common control with the Company.

c. Such Holder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company which have been requested by such Holder. Such Holder and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Such Holder understands that its conversion of Exchange Notes involves a high degree of risk. Such Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its entering the transactions contemplated hereby.

d. Such Holder is the sole legal and beneficial owner of the Exchange Notes, Exchange Warrants and Prior Warrants described or attributed to such Holder on Schedule 1 and Schedule 2 attached hereto, free and clear of all liens and encumbrances.

7. Miscellaneous.

a. Material Non-Public Information. The Company shall, prior to 8:30AM on the trading day following the Effective Date or as soon thereafter as is practicable, but in any event within the period of time required by Form 8-K, issue a current report on Form 8-K disclosing the material terms of the transactions contemplated hereby and attaching this Agreement and all other related agreements hereto, including without limitation the form of amended and restated Exchange Warrant. The Company shall not at any time furnish any material non-public information to any Holder without such Holder’s prior written consent. The Company represents and warrants that prior to the date hereof neither the Company nor any person acting on its behalf has provided any Holder or its counsel with any information that constitutes or might constitute material, non-public information concerning the Company, except with respect to the Qualified Financing.

b. Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

c. Multiple Holders.

i. The parties acknowledge and agree that the actions and obligations of each Holder hereunder are several and not joint with the actions and obligations of any other Holder and that no Holder shall be responsible in any way for the representations, warranties, agreements, acts or omissions, or the performance or non-performance of the obligations, of any other Holder hereunder. Any and all rights granted to the Holders hereunder, at law or in equity shall be enforceable by each such Holder independently, and it shall not be necessary (but may be permissible) for any other Holder to be joined as an additional party in any action for such purpose.

ii. The parties acknowledge and agree that (i) the Holders are not are agents, affiliates or partners of each other, (ii) the Holders are not, under any circumstances, agreeing to act jointly, in concert or as a group with respect to any Exchange Notes, Conversion Shares, Warrants or Underlying Shares, (iii) nothing contained in any document, and no action taken by any Holder pursuant thereto, constitutes or shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting or agreeing to act jointly, in concert or as a group with respect to the Exchange Notes, Conversion Shares, Warrants or Underlying Shares, any transactions, or any of their actions or obligations under any documents (including without limitation the decision to acquire, dispose of or vote any securities), and (iv) the Company shall not assert any claim inconsistent with the foregoing.

iii. The Company acknowledges and agrees, and each Holder represents and agrees, that (i) such Holder has independently participated in the negotiation hereof with the advice of its own counsel and advisors, (ii) no other Holder has acted or will be acting as such Holder’s agent in connection with its acquisition, disposition or voting of any securities or monitoring its investment therein, (iii) such Holder’s decision to enter this Agreement has been made by such Holder independently of any other Holder and independently of any information, materials, statements or opinions regarding the Company which may have been made or given by any other Holder, and (iv) no Holder shall have any liability to any other Holder relating to or arising from any such information, materials, statements or opinions. The Company represents and acknowledges that (A) for reasons of administrative convenience of the Company only and not because it was required or requested to do so by any Holder, (1) each Holder and its counsel may have communicated and may continue to communicate with the Company through Peter J. Weisman, P.C., which represents only Context independently, and (2) the Company has elected to provide all Holders with the same terms hereunder, and (B) such procedures with respect to this Agreement shall in no way create a presumption that the Holders are in any way acting jointly, in concert or as a group with respect to this Agreement or the Exchange Notes or Warrants or the transactions contemplated hereby.

iv. Neither the Company nor any of its affiliates shall, directly or indirectly (a) offer or pay or cause to be paid any consideration (immediate or contingent), whether by way of interest, fee, payment or reduced conversion, exercise or exchange price for redemption, conversion, exercise or exchange of the Exchange Notes or Warrants, or otherwise, to any Holder, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment to or of any terms or provisions of any Exchange Notes or Warrants, unless such consideration is offered and, if accepted within 10 days of such offer, paid to all Holders, or (b) redeem, in whole or in part, any Exchange Notes or Warrants unless such offer of redemption is made pro rata to all Holders on identical terms. For clarification purposes, this provision constitutes a separate right granted to each Holder by the Company and negotiated separately by each Holder, is intended for the Company to treat the Holders as a class, and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of the Exchange Notes, Conversion Shares, Warrants or Underlying Shares or otherwise.

d. Expenses. Upon execution hereof the Company shall pay or reimburse to Context’s legal counsel a non-refundable, non-accountable sum equal to $25,000 as and for legal expenses in connection with documentation of the transactions contemplated hereby.

e. Counterparts. This Agreement may be executed in two or more counterparts and by facsimile signature, delivery of PDF images of executed signature pages by email or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

f. Governing Law. This Agreement shall be governed by and interpreted in accordance with laws of the State of New York, excluding its choice of law rules. The parties hereto hereby waive the right to a jury trial in any litigation resulting from or related to this Agreement. The parties hereto consent to exclusive jurisdiction and venue in the federal courts sitting in the southern district of New York, unless no federal subject matter jurisdiction exists, in which case the parties hereto consent to exclusive jurisdiction and venue in the New York state courts in the borough of Manhattan, New York. Each party waives all defenses of lack of personal jurisdiction and forum non conveniens. Process may be served on any party hereto in the manner authorized by applicable law or court rule.

g. Further Assurances. Each of the Holders and the Company hereby agrees and provides further assurances that it will, in the future, execute and deliver any and all further agreements, certificates, instruments and documents and do and perform or cause to be done and performed, all acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

COMPANY:

FIBROCELL SCIENCE, INC.

By:	/s/ Declan Daly
Name:	Declan Daly
Title:	Chief Operating Officer

HOLDERS:

CONTEXT PARTNERS FUND, L.P.

By: CONTEXT CAPITAL MANAGEMENT, LLC, as general partner

By:	/s/ Michael S. Rosen
Name:	Michael S. Rosen
Title:	Managing Member

FOCUS MANAGED ACCOUNTS FUND LTD.

By: CONTEXT CAPITAL MANAGEMENT, LLC, as investment advisor

By:	/s/ Michael S. Rosen
Name:	Michael S. Rosen
Title:	Managing Member

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:	Deerfield Mgmt. L.P.
General Partner
By: J.E. Flynn Capital, LLC
General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL, LTD.

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

AKANTHOS ARBITRAGE MASTER FUND, L.P.

By:	/s/ Michae Kao
Name:	Michael Kao
Title:	Manager

Consented to by Guarantor under the Subsidiary Guaranty dated as of June 1, 2012:

FIBROCELL TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Declan Daly
Name:	Declan Daly
Title:	Chief Operating Officer

SCHEDULE 1

Cash, Conversion and Warrant Amounts

	12.5% Convertible Notes
	Orig. Principal	Conversions	Accrued Interest		Cash Paid on	Conversion at
	As of Issuance	To Date	through Maturity	Balance Due	Effective Date	$.10 on Eff. Date
Context Partners Fund, L.P.	$1,019,091.83	$175,000.00	$146,368.61	$990,460.44	—	9,904,604
Focus Managed Accounts Fund Ltd.	$436,123.35	$50,000.00	$66,686.11	$452,809.46	—	4,528,095
Deerfield Special Situations Fund, L.P.	$615,208.56		$105,099.13	$720,307.69	$720,307.69	—
Deerfield Special Situations Fund International, Ltd.	$839,185.19		$143,362.17	$982,547.36	$982,547.36	—
Akanthos Arbitrage Master Fund, L.P.	$607,815.20		$103,836.09	$711,651.28	—	7,116,513

Totals	$3,517,424.13		$565,352.10	$3,857,776.22	$1,702,855.05	21,549,212

	Exchange Warrants
	Issued	Amended &
	6/1/2012	Restated (2x)
Context Partners Fund, L.P.	4,076,367	8,152,734
Focus Managed Accounts Fund Ltd.	1,744,493	3,488,986
Deerfield Special Situations Fund, L.P.	2,460,834	4,921,668
Deerfield Special Situations Fund International, Ltd.	3,356,741	6,713,482
Akanthos Arbitrage Master Fund, L.P.	2,431,261	4,862,522

Totals	14,069,696	28,139,392

Addresses for Notices

Holder	Address	with a copy to:
Context Partners Fund, L.P.	c/o Context Capital Management, LLC, 2223 Avenida de la Playa, Suite 300, La Jolla CA 92037, Attn: Michael Rosen	Peter J. Weisman, P.C., 2 Rector St., 3rd Floor, New York, NY 10006
Focus Managed Accounts Fund Ltd.	c/o Context Capital Management, LLC, 2223 Avenida de la Playa, Suite 300, La Jolla CA 92037, Attn: Michael Rosen	Peter J. Weisman, P.C., 2 Rector St., 3rd Floor, New York, NY 10006
Deerfield Special Situations Fund, L.P.	c/o Deerfield Management Company, LP, 780 Third Avenue, 37th Floor, New York, NY 10017, Attn: Jeffrey Kaplan
Deerfield Special Situations Fund International, Ltd.	c/o Deerfield Management Company, LP, 780 Third Avenue, 37th Floor, New York, NY 10017, Attn: Jeffrey Kaplan
Akanthos Arbitrage Master Fund, L.P.	c/o Akanthos Capital Management LLC, 21700 Oxnard Street, Suite 1730, Woodland Hills, CA 91367, Attn: Michael Kao

SCHEDULE 2

Existing Warrants

Name	Date	Warrant Description	# of Warrants
Context Partners Fund, L.P.	February 9, 2011	Series D warrants	400,000
Context Partners Fund, L.P.	August 22, 2011	August 2011 financing	190,908

Subtotal			590,908

Focus Managed Accounts Fund, Ltd.	February 9, 2011	Series D warrants	400,000
Focus Managed Accounts Fund, Ltd.	August 22, 2011	August 2011 financing	190,908

Subtotal			590,908

Deerfield Special Situations Fund, L.P.	August 22, 2011	August 2011 financing	497,636

Deerfield Special Situations Fund International, Ltd.	August 22, 2011	August 2011 financing	775,091

Akanthos Arbitrage Master Fund, L.P.	July 19, 2010	Series B warrants	1,934,620
Akanthos Arbitrage Master Fund, L.P.	February 9, 2011	Series D warrants	2,400,000

Subtotal			4,334,620

LMA SPC for and on behalf of the MAP87 Segregated Portfolio	July 19, 2010	Series B warrants	1,036,282
LMA SPC for and on behalf of the MAP87 Segregated Portfolio	February 9, 2011	Series D warrants	1,600,000

Subtotal			2,636,282

Total			9,425,445